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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   ----------


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. __)*




                        JARDINE FLEMING INDIA FUND, INC.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    471112102
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                                 (CUSIP Number)


                                February 28, 2003
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X]  Rule 13d-1(b)
                  [_]  Rule 13d-1(c)
                  [_]  Rule 13d-1(d)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 471112102                    13G                     Page 2 of 8 Pages
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1.    NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      CITY OF LONDON INVESTMENT GROUP PLC, A COMPANY INCORPORATED
      UNDER THE LAWS OF ENGLAND AND WALES
----  --------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                        (b) [_]

----  --------------------------------------------------------------------------
3.    SEC USE ONLY


----  --------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      GREAT BRITAIN
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                   5.    SOLE VOTING POWER

                         286,811
                   ----  -------------------------------------------------------
    NUMBER OF      6.    SHARED VOTING POWER
     SHARES
  BENEFICIALLY           0
    OWNED BY       ----  -------------------------------------------------------
      EACH         7.    SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH           286,811
                   ----  -------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      286,811
----  --------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [_]


----  --------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.9%
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12.   TYPE OF REPORTING PERSON

      HC
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CUSIP No. 471112102                    13G                     Page 3 of 8 Pages
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1.    NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED,
      A COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES
----  --------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                        (b) [_]

----  --------------------------------------------------------------------------
3.    SEC USE ONLY


----  --------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      GREAT BRITAIN
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                   5.    SOLE VOTING POWER

                         276,379
                   ----  -------------------------------------------------------
    NUMBER OF      6.    SHARED VOTING POWER
     SHARES
  BENEFICIALLY           0
    OWNED BY       ----  -------------------------------------------------------
      EACH         7.    SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH           276,379
                   ----  -------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      276,379
----  --------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [_]


----  --------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.72%
----  --------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IA
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CUSIP No. 471112102                    13G                     Page 4 of 8 Pages
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ITEM 1(A).  NAME OF ISSUER:

            Jardine Fleming India Fund, Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Jardine Fleming Management
            100 Pratt Street
            Baltimore
            MD. 21202


ITEM 2(A).  NAME OF PERSON FILING:

            This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by The Emerging World Fund, Investable Emerging Markets Country Fund and Global Optimization Fondo de Inversion Internacional (collectively, the "Funds"):

            (i) City of London Investment Group PLC ("CLIG"), the parent holding company of (a) City of London Investment Management Company Limited ("CLIM"), which acts as an investment adviser to all of the Funds with the exception of Global Optimization Fondo de Inversion Internacional ("Global"), and (b) City of London Quantitative Management Limited ("CLQM"), which acts as an investment adviser to Global, and

            (ii) CLIM, a wholly owned subsidiary of CLIG and the investment adviser to the Funds other than Global. The shares of common stock of the Issuer owned by Global are not included in the statement for CLIM.


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for CLIG and CLIM:

            10 Eastcheap
            London EC3M 1LX
            England


ITEM 2(C).  CITIZENSHIP:

            CLIG - Great Britain

            CLIM - Great Britain


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share
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CUSIP No. 471112102                    13G                     Page 5 of 8 Pages
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ITEM 2(E).  CUSIP NUMBER:

            471112102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)  |_|  Broker or dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o).

            (b)  |_|  Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C. 78c).

            (c)  |_|  Insurance company as defined in Section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

            (d)  |_|  Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)  |X|  An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E) (for CLIM);

            (f)  |_|  An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);

            (g)  |X|  A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G) (for CLIG);

            (h)  |_|  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  |_|  A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

            (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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CUSIP No. 471112102                    13G                     Page 6 of 8 Pages
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ITEM 4.     OWNERSHIP.

            For CLIG:

            (a)  Amount beneficially owned:
                 286,811

            (b)  Percent of class:
                 4.90%

            (c)  Number of shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote:  286,811
                 (ii) Shared power to vote or to direct the vote:  0
                 (iii)Sole power to dispose or to direct the disposition of:
                      286,811
                 (iv) Shared power to dispose or to direct the disposition of: 0


            For CLIM:

            (a)  Amount beneficially owned:  276,379

            (b)  Percent of class: 4.72%

            (c)  Number of shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote:  276,379
                 (ii) Shared power to vote or to direct the vote:  0
                 (iii)Sole power to dispose or to direct the disposition of:
                      276,379
                 (iv) Shared power to dispose or to direct the disposition of: 0


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
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CUSIP No. 471112102                    13G                     Page 7 of 8 Pages
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ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            CLIG, as the parent holding company of CLIM and CLQM, and CLIM and CLQM, as investment advisers to the Funds, have the power to direct the dividends from, or the proceeds of the sale of the shares owned by the Funds. Each of the Funds owns less than 5% of the shares.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            CLIG is the parent holding company of CLIM. See also Item 3.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.


ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP No. 471112102                    13G                     Page 8 of 8 Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     The reporting persons agree that this statement is filed on behalf of each of them.



Dated:  March 7, 2003                 CITY OF LONDON INVESTMENT GROUP PLC


                                      By: /s/ Barry M. Olliff
                                          -------------------------------
                                          Name: Barry M. Olliff
                                          Title: Director





                                      CITY OF LONDON INVESTMENT MANAGEMENT
                                      COMPANY LIMITED


                                      By: /s/  Barry M. Olliff
                                          -------------------------------
                                          Name: Barry M. Olliff
                                          Title: Director